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                                                                  EXHIBIT 10.13

                            [TEMPLATE SOFTWARE LOGO]


                             DISTRIBUTOR AGREEMENT

                                    BETWEEN

                            TEMPLATE SOFTWARE, INC.
                                      AND
                          RCC INFORMATIESERVICES, B.V.
                                      FOR
                           LICENSED SOFTWARE PRODUCTS

                                 AUGUST 3, 1993



                            PROPRIETARY INFORMATION

                       NOT FOR USE OR DISCLOSURE OUTSIDE
                        TEMPLATE SOFTWARE, INC. AND RCC
                         EXCEPT UNDER WRITTEN AGREEMENT
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                             DISTRIBUTOR AGREEMENT

                               TABLE OF CONTENTS


Article I         Agreement
Article II        Definitions
Article III       Grant of License
Article IV        DISTRIBUTOR Representations and Obligations
Article V         Support
Article VI        Prices, Payment and Reporting
Article VII       Warranties, Limitations of Liabilities and Remedies
Article VIII      Intellectual Property
Article IX        Indemnities
Article X         Confidentiality
Article XI        Term and Termination
Article XII       Independent Relationship
Article XIII      Notices
Article XIV       Miscellaneous


                                    ADDENDA

Addendum A        Identification and Description of the "Licensed Product(s)"
Addendum B        Development License Platform and Price
Addendum C        "End User" Sublicense Agreement
Addendum D        Territory Assignment
Addendum E        TEMPLATE SOFTWARE Standard License Agreement
Addendum F        List of Platforms on Which "Licensed Product(s)" Is Supported
Addendum G        Training Requirements
Addendum H        Maintenance Terms
Addendum I        Marketing Material Price List
Addendum J        DISTRIBUTOR Fee Schedule
Addendum K        "Licensed Product(s)" Standard Price Lists
Addendum L        Business Plan
Addendum M        Format of Sales Forecast Report
Addendum N        Fee Credits for Sales made by Others in the Territory
Addendum O        DISTRIBUTOR Training Certification Requirements
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                             DISTRIBUTOR AGREEMENT


This Agreement is made between TEMPLATE SOFTWARE, INC. (TEMPLATE SOFTWARE), a Maryland corporation with its principal offices at 13100 Worldgate Drive, Suite 340, Herndon, Virginia 22070-4382, USA and RCC Informatieservices b.v., (DISTRIBUTOR), a Dutch corporation with its principal offices at Fauststraat 1, 7323 BA Apeldoorn, the Netherlands.


                             ARTICLE I - AGREEMENT

TEMPLATE SOFTWARE owns a proprietary software product and related Documentation (collectively "Licensed Product(s)") that is described in Addendum A. TEMPLATE SOFTWARE hereby agrees to grant DISTRIBUTOR a license to use the Licensed Product(s) and sublicense the Licensed Product(s) to End Users and DISTRIBUTOR hereby agrees to accept the license from TEMPLATE SOFTWARE on the terms set forth in this Agreement and Addenda referenced herein.


                            ARTICLE II - DEFINITIONS

A. "Business Plan" shall mean the document attached hereto as Addendum L by mutual agreement of TEMPLATE SOFTWARE and DISTRIBUTOR, as amended from time to time no less than annually by TEMPLATE SOFTWARE and DISTRIBUTOR. Such Business Plan shall incorporate performance goals for the DISTRIBUTOR.

B. "Confidential Information" shall mean all the Licensed Product(s) Source and Object Code, Licensed Product(s) architecture, Licensed Product(s) plans and futures, this Agreement and any and all information contained therein and any information clearly marked by TEMPLATE SOFTWARE as "Confidential Information", except any part which:

                 1. Is or becomes publicly available through no act or failure on the part of DISTRIBUTOR, DISTRIBUTOR's customer, or End User; or

                 2. Was or is rightfully learned or obtained by DISTRIBUTOR, DISTRIBUTOR's customer, or End User from a source other than TEMPLATE SOFTWARE; or

                 3. Becomes independently available to DISTRIBUTOR, DISTRIBUTOR's customer or End User as a matter of right from a third party; or

                 4. Is expressly authorized by any subsequent agreement between the parties.

C. "Development Versions" shall mean the Object Code comprising the development environment provided by the Licensed Product(s) to aid in the development of an application.

D. "Documentation" shall mean user manuals provided to End User for use with the Licensed Product(s), as revised from time to time.

E. "End User" shall mean a customer within the Territory to whom DISTRIBUTOR grants a sublicense to use the Licensed Product(s).

F. "End User Maintenance" shall mean the maintenance of the Licensed Product(s) as provided by DISTRIBUTOR to the End User pursuant to a maintenance agreement between the End User and DISTRIBUTOR.

G. "Internal Use" shall mean the authorized use of the Licensed Product(s) for development, implementation and processing of licensee data and applications and specifically does not include reselling, leasing, marketing, licensing, sublicensing or distributing the Licensed Product(s) to any other party.





Distributor Agreement                                                          3
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H.       "Object Code" shall mean machine executable computer programs, or computer programs in the form used to build machine-executable computer programs, which result from the compilation and/or assembly of Source Code.

I. "Run-Time Version" shall mean the Object Code libraries provided as part of the Licensed Product(s).

J. "Source Code" shall mean a computer program in the form of a symbolic programming language, which when compiled and/or assembled is transformed into Object Code.

K. "Licensed Product(s)" shall mean TEMPLATE SOFTWARE's proprietary Run-Time and Development Versions and their related Documentation, as described in Addendum A, in Object Code format.

L. "Territory" shall mean the country or countries, or other definable group that is defined in Addendum D.

M. "Updates" shall mean any revisions or enhancements to the Licensed Product(s), or any part thereof, that are not included in the Licensed Product(s) at the time of execution of this Agreement, that improve the Licensed Product(s) and are related to, and not separately priced from, the Licensed Product(s).

N. "Applications" shall mean software programs developed using SNAP and the SNAP Horizontal Template Family.


                         ARTICLE III - GRANT OF LICENSE

A. License to Development Version - TEMPLATE SOFTWARE hereby grants the DISTRIBUTOR, a non-exclusive, non-transferable license to use the Licensed Product(s), on the terms and conditions set forth in this Agreement, in the quantities, on the platforms and at price set forth in Addendum B, for the Term of this Agreement, to (i) develop and support applications for demonstration purposes only, (ii) market and promote the Licensed Product(s) to DISTRIBUTOR's customers in the Territory, and (iii) support and provide End User Maintenance for End Users, and conduct End User training provided DISTRIBUTOR has become certified to conduct End User training in accordance with Addendum O.

B. TEMPLATE SOFTWARE hereby grants DISTRIBUTOR a exclusive, non-transferable right to sublicense Licensed Products to End Users in the Territory as identified in Addendum D for the End User's Internal Use provided the End User executes a sublicense agreement ("Sublicense Agreement"), for the Licensed Products set forth in Addendum C. Sublicense Agreements shall be in Dutch and shall be between DISTRIBUTOR and the End User. DISTRIBUTOR shall provide TEMPLATE SOFTWARE with a copy of the Sublicense Agreement accurately translated into English. DISTRIBUTOR warrants that the Sublicense Agreement shall contain the same semantic content as TEMPLATE SOFTWARE's Standard License Agreement as contained in Addendum E including, but not limited to, the Sections 4 - Assignment of Use, 3.e - Use, 7 - Warranty of Performance, 9 - Trade Secret, Security and Confidentiality, and 11 - Liability. DISTRIBUTOR further warrants that the Sublicense Agreement shall contain an assignment clause that will effectuate the assignment of the Sublicense Agreement to TEMPLATE SOFTWARE in the event of Termination as required in Article XI(E)(3) and a clause prohibiting any export of the Licensed Product(s) from the Territory. Any changes to the Sublicense Agreement set forth in Addendum C shall be submitted to TEMPLATE SOFTWARE for approval, which such approval shall not be unreasonably withheld, before DISTRIBUTOR may use such Sublicense License Agreement for a Licensed Product(s). TEMPLATE SOFTWARE hereby grants DISTRIBUTOR the non-exclusive right to sublicense Run-time Versions of the Licensed Product(s) for Applications developed inside the Territory for use outside the Territory. In no case is the DISTRIBUTOR granted the right to sublicense Development Versions of the Licensed Product(s) for use outside the Territory unless the Development Versions are priced at the prevailing price of the country in which the Development Version of the Licensed Product(s) will be used and the distributor of record for that country is compensated for such sale. TEMPLATE SOFTWARE shall compensate DISTRIBUTOR for SNAP Development Licenses licensed outside of the Territory for use in the Territory. (License fees credited shall be based upon the net license fees received by TEMPLATE SOFTWARE and does not include items identified in Article III C.)





Distributor Agreement                                                          4
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C.       Reserved Rights

                 1. TEMPLATE SOFTWARE reserves the right to market and license Licensed Products, either directly or through third parties, for use in the Territory provided the End User in the Territory is (i) an affiliate of a multinational corporation to which TEMPLATE SOFTWARE has licensed products outside the Territory, (ii) a representative of a governmental body outside of the Territory, (iii) a customer of a third party vendor who has acquired the right to market the Licensed Product(s) pursuant to OEM agreements or VAR agreements between such third party vendor and TEMPLATE SOFTWARE to the extent that the sales of the Licensed Product(s) is part of the sales of product(s) of the third party or (iv) customers of UNISYS, EDS, SUN, IBM, Apple, Novell, Sequent, Taligent or NCR to the extent that the sales of the Licensed Product(s) is part of the sales of product(s) of UNISYS, EDS, SUN, IBM, Apple, Novell, Sequent, Taligent or NCR, and further provided that the fees received by TEMPLATE SOFTWARE from such transactions shall be treated as specified in Addendum N. TEMPLATE SOFTWARE shall not be obligated hereunder to pay DISTRIBUTOR any moneys for the fees paid to TEMPLATE SOFTWARE by third parties (including their affiliates and subsidiaries) defined in (iii) and (iv) of this Article III, Section C.1. TEMPLATE SOFTWARE shall reserve the right to enter into exclusive VAR and OEM Agreements at its sole discretion.

                 2. TEMPLATE SOFTWARE reserves all rights not specifically granted DISTRIBUTOR hereunder. Except as expressly provided hereunder in connection with the sublicensing of Licensed Product(s), TEMPLATE SOFTWARE does not convey any Intellectual Property Rights to DISTRIBUTOR hereunder unless expressly provided otherwise herein. DISTRIBUTOR shall have no right whatsoever to receive, review or otherwise use or have access to the source code for the Licensed Product(s). Licensed Products are permitted to be sublicensed by DISTRIBUTOR only in Object Code form.


            ARTICLE IV - DISTRIBUTOR REPRESENTATIONS AND OBLIGATIONS

A. DISTRIBUTOR hereby represents that it will (i) market and license the Licensed Products and related services on a best efforts basis, including training, installation assistance, End User Maintenance and other forms of computer support, to potential customers in the Territory and (ii) achieve the "Annual Minimum Fees", according to the Business Plan which will be attached, made a part hereof and updated annually. If the foregoing representation and undertaking proves to be untrue at any time during the term of this Agreement, TEMPLATE SOFTWARE may terminate this Agreement for default as described in
         Article XI ("Term and Termination"). Nothing contained herein shall obligate DISTRIBUTOR to paying TEMPLATE SOFTWARE royalties other than those based upon actual sales.

B. Execution of Sublicense Agreements - DISTRIBUTOR shall obtain duly executed Sublicense Agreements for Licensed Products as set forth in Addendum C, prior to delivery of Licensed Products to its customers. DISTRIBUTOR shall retain such Sublicense Agreements on file for the Term of this Agreement and provide TEMPLATE SOFTWARE a copy of each Sublicense Agreement for the Licensed Product(s) sublicensed in order that TEMPLATE SOFTWARE can ship the Licensed Product(s) in accordance with Article V, Section A.

C. DISTRIBUTOR shall not vary the prices for the Licensed Product(s) from those set forth in the Price List Addendum K without specific written agreement from TEMPLATE SOFTWARE.

D. Reverse Compiling and Modifying the Licensed Product(s) - Except as provided in European Community Directive on Protection of Proprietary Rights in Computer Programs, DISTRIBUTOR shall not modify, reverse compile or otherwise reverse engineer the Licensed Product(s) or any part thereof. Any attempted modification, reverse engineering or reverse compilation of the Licensed Product(s) by DISTRIBUTOR will void all of the licenses granted to DISTRIBUTOR in this Agreement and shall cause immediate termination of this Agreement by TEMPLATE SOFTWARE for default pursuant to Article XI ("Term and Termination").





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E.       DISTRIBUTOR agrees to assign, at a minimum, two designated sales representative and two technical representatives for the Territory for the Term of this Agreement. DISTRIBUTOR further agrees to add sales and technical representatives that support the business growth in accordance with the Business Plan, Addendum L.

F.       DISTRIBUTOR shall prepare and submit a Sales Forecast Report (Addendum
         M) within thirty (30) days from the calendar quarter end for all orders executed in the quarter and forecasted for the next quarters.

G. Copies of the Licensed Product(s) - DISTRIBUTOR shall not make copies of the Licensed Product(s) except to provide a backup or archive copy. All reproductions shall contain any proprietary or copyright notices appearing in the Licensed Product(s). DISTRIBUTOR shall be limited to making no more than two (2) backup copies of the Licensed Product(s).

H. Export of Licensed Products - DISTRIBUTOR shall not have the right to export any Licensed Product(s) outside the Territory. DISTRIBUTOR agrees to indemnify, defend, and hold TEMPLATE SOFTWARE harmless from all claims and cost resulting from a breach of this covenant.

I. Trained Personnel - DISTRIBUTOR shall have its personnel trained according to Addendum G and shall be responsible for the product training of End Users and customers within the Territory.

J. DISTRIBUTOR shall be solely responsible for the promotion, marketing, installation, training, End User Maintenance and technical support of Licensed Products sublicensed to End Users.

K. DISTRIBUTOR shall be solely responsible and bear the entire expense for the accurate translation of the Documentation, and marketing materials into languages other than English, as may be required to promote and implement the Licensed Product(s) in the Territory. DISTRIBUTOR shall not be obligated to translate such materials unless required by its customers or the laws, statutes or regulations imposed in the Territory. Such translations shall be the sole and exclusive property of TEMPLATE SOFTWARE and TEMPLATE SOFTWARE shall own any and all copyrights, trade secrets, trademarks, or service marks therein ("Intellectual Property Rights") DISTRIBUTOR shall cooperate with TEMPLATE SOFTWARE in helping to secure such Intellectual Property Rights. DISTRIBUTOR shall have the right to use such translations only for purposes of promoting and implementing the Licensed Product(s) to customers in the Territory as provided under this Agreement. DISTRIBUTOR shall provide TEMPLATE SOFTWARE with copies of such translations. In the event of conflict between any such translation and the corresponding English version, the meaning of the English version shall prevail. DISTRIBUTOR shall indemnify, release and hold harmless TEMPLATE SOFTWARE against any and all claims resulting from or arising out of errors, misstatements, misrepresentations or false claims in any such translations.

L. DISTRIBUTOR shall not make any express or implied representation to its customers that the Licensed Product(s) functions, performs or is usable on any equipment other than the equipment listed on Addendum F.

M. DISTRIBUTOR shall conduct End User training only with training instructors who are Certified by TEMPLATE SOFTWARE in accordance with Addendum O and only with TEMPLATE SOFTWARE's training materials (or TEMPLATE SOFTWARE's approved translated training materials.)

N. DISTRIBUTOR represents and warrants that it is and at all times during the Term of this Agreement shall remain in good financial condition, solvent and able to pay its bills when due. From time to time, on reasonable notice by TEMPLATE SOFTWARE, DISTRIBUTOR shall furnish financial reports as necessary to determine DISTRIBUTOR's financial condition.


                              ARTICLE V - SUPPORT

A. TEMPLATE SOFTWARE shall use its best efforts to ship to the DISTRIBUTOR the English version of the Licensed Products and related Documentation within five (5) business days after receiving copy of an executed Sublicense Agreement between the DISTRIBUTOR and an End User.





Distributor Agreement                                                          6
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B.       Training - TEMPLATE SOFTWARE will provide training for DISTRIBUTOR's personnel in accordance with Addendum G. Such training will take place at TEMPLATE SOFTWARE's offices.

C. Technical Assistance - TEMPLATE SOFTWARE shall provide DISTRIBUTOR with reasonable amounts of technical assistance with the Licensed Product(s) by telephone, fax or E-mail during normal business hours of TEMPLATE SOFTWARE USA and during normal business hours in the Territory, in order that DISTRIBUTOR may acquire an understanding of the Licensed Product(s)'s functions, operations and applications. It is understood that over time the DISTRIBUTOR is expected to learn and be capable of handling technical issues independently. Emergency situations can be handled per mutual agreement.

D. Maintenance of Licensed Product(s) - TEMPLATE SOFTWARE will provide DISTRIBUTOR maintenance of the Licensed Product(s) licensed pursuant to Article III.A. for the Term of this Agreement in accordance with the terms in Addendum H.

E. Updates to Licensed Product(s) - TEMPLATE SOFTWARE will provide DISTRIBUTOR Updates during the Term of this Agreement to the Licensed Product(s) as such Updates are officially released. TEMPLATE SOFTWARE shall only provide support for the current version of the Licensed Product(s) after the official release of such Updates and the previous version of the Licensed Product(s) until three months after the official release of the current version. TEMPLATE SOFTWARE shall ship to the DISTRIBUTOR one copy of Updates for each End User who is under a current End User Maintenance agreement.

F. TEMPLATE SOFTWARE SHALL NOT HAVE ANY RESPONSIBILITY TO PROVIDE TECHNICAL ASSISTANCE, INSTALLATION, END USER MAINTENANCE OR SUPPORT SERVICES DIRECTLY TO ANY END USER OF A LICENSED PRODUCT(S).

G. Development Plans and Suggestions - TEMPLATE SOFTWARE will inform DISTRIBUTOR generally about all development plans for the Licensed Product(s). DISTRIBUTOR is encouraged to make written suggestions for future changes or enhancements to the Licensed Product(s). TEMPLATE SOFTWARE will evaluate all such suggestions, but does not guarantee that any of the suggestions will be implemented in future Updates. TEMPLATE SOFTWARE reserves the right to modify, replace or add to the Licensed Product(s) in its discretion at any time.

H. Marketing Materials - TEMPLATE SOFTWARE shall provide DISTRIBUTOR and DISTRIBUTOR shall pay for copies of marketing materials as may be from time to time specified in the then current Business Plan by mutual agreement of TEMPLATE SOFTWARE and DISTRIBUTOR at the prices set forth in Addendum I. DISTRIBUTOR shall not copy such marketing materials for distribution. All marketing materials prepared and translated into local languages by DISTRIBUTOR shall be reviewed and approved by TEMPLATE SOFTWARE before their release. DISTRIBUTOR shall be responsible for the entire cost related to the language translation of marketing materials.


                   ARTICLE VI - PRICES, PAYMENT AND REPORTING

A. Prices - A copy of TEMPLATE SOFTWARE's current suggested DISTRIBUTOR list price for the Licensed Product(s) is based upon TEMPLATE SOFTWARE's International Price List as set forth in Addendum K. TEMPLATE SOFTWARE reserves the right to vary its International Price List for the Licensed Product(s) no more frequently than every six (6) months. Any change in TEMPLATE SOFTWARE's International Price List shall be deemed as a revision to Addendum K forty-five (45) days after such change is published by TEMPLATE SOFTWARE. Orders based upon and substantiated by written price quotes provided to End-Users by DISTRIBUTOR prior to any notice of price change shall be honored for ninety (90) days after such change is published by TEMPLATE SOFTWARE.

B. Fees - DISTRIBUTOR shall pay TEMPLATE SOFTWARE in accordance with the DISTRIBUTOR Fee Schedule in Addendum J (i) a License Fee for each Licensed Product sublicensed by and shipped to DISTRIBUTOR, (ii) a Maintenance Fee for each Licensed Product(s) maintained by DISTRIBUTOR, and (iii) a Training Fee for each training course given by DISTRIBUTOR.





Distributor Agreement                                                          7
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C.       Orders and Invoices - DISTRIBUTOR shall place Purchase Orders with
         TEMPLATE SOFTWARE to cover Licensed Product(s), maintenance and training courses which DISTRIBUTOR intends to sublicense to End Users. TEMPLATE SOFTWARE shall invoice DISTRIBUTOR immediately upon shipment of the Licensed Product(s) to fulfill such Purchase Orders. These Purchase Orders shall include the following information:

                 1.       For new licenses:

                          a. Name and address and authorized contact of End User;
                          b.      Licensed Product identification;
                          c.      Platform type (hardware and operating
                                  system);
                          d. Number of Run-Time Versions and Development Versions sublicensed;
                          e.      License Fees and Maintenance Fees payable;
                          f. Copy of the executed Sublicense Agreement or License Schedule between the DISTRIBUTOR and End User; and
                          g. Specific shipping instructions including any proforma invoice requirements.

                 2.       For End User Maintenance:

                          a.      Name of End-User;
                          b. Licensed Product(s) maintained (including current hardware/operating system configuration);
                          c.      Maintenance Fees payable; and
                          d.      Maintenance period.

                 3.       For Training Courses:

                          a.      Dates of Training Courses;
                          b.      Training Fees payable; and
                          c.      Number of attendees and training sets
                                  required.

D. Sales Forecast Report - Within the first five (5) days of every quarter, DISTRIBUTOR shall submit a Sales Forecast Report by means of facsimile transmission. Such report shall include a projection of potential revenue for the quarter. Information such as the names and locations of prospects, potential order type, percentage of confidence and estimated time of order achievement, hardware platform, and order revenue value of the potential order is required.

F. Payment of Fees - DISTRIBUTOR shall pay invoices on the 30th day after the end of the month in which the invoice was issued.

G. Shipping and Handling - DISTRIBUTOR shall pay TEMPLATE SOFTWARE for Shipping and Handling in connection with the shipping of DISTRIBUTOR requested Licensed Products and Documentation.

H. Currency - All payments shall be made payable in US dollars to TEMPLATE SOFTWARE by wire transfer to TEMPLATE SOFTWARE's designated bank as such designated bank may be changed upon ten (10) days written notice to DISTRIBUTOR.

I. Late Payments - Late payments shall accrue interest at one and one half percent per month, or the maximum rate of interest allowed by United States law, if less.

J. Taxes, Tariffs and Duties - DISTRIBUTOR shall be solely responsible for all sales and use taxes, VAT taxes, duties, tariffs, and other taxes on goods or services furnished under this Agreement, provided that TEMPLATE SOFTWARE shall be responsible for its own franchise and income taxes. DISTRIBUTOR shall indemnify and hold harmless TEMPLATE SOFTWARE from and against any taxes, duties, tariffs and penalties levied by or on behalf of any taxing entity or governmental authority with respect to the DISTRIBUTOR's obligations hereunder.





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J.       Expenses of DISTRIBUTOR - DISTRIBUTOR is solely responsible for any expenses it incurs in the performance of its responsibilities under this Agreement.

K. Audit - TEMPLATE SOFTWARE or its designee may audit DISTRIBUTOR's books and records pertaining to the licensing of the Licensed Product(s) and payment of applicable fees, during normal office hours, at its own expense, on ten (10) days notice.

         ARTICLE VII - WARRANTIES, LIMITATIONS OF LIABILITY, AND REMEDIES

A. Warranty of Title and Authority - TEMPLATE SOFTWARE warrants that it owns all rights, title and interest in the Licensed Product(s), and has full power and authority to fulfill its obligations under this Agreement.

B. Limited Warranty of Performance - TEMPLATE SOFTWARE further warrants for a period of ninety (90) days from the execution of this Agreement that the Licensed Product(s) will perform in accordance with its specifications as contained in the Documentation.

C. Disclaimer of Warranties - EXCEPT FOR THE EXPRESS WARRANTIES STATED IN SECTIONS VII(A) AND (B), TEMPLATE SOFTWARE DISCLAIMS, AND DISTRIBUTOR HEREBY WAIVES, ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING THE LICENSED PRODUCT(S) AND DOCUMENTATION. TEMPLATE SOFTWARE DISCLAIMS AND DISTRIBUTOR HEREBY WAIVES, RELEASES, INDEMNIFIES AND AGREES TO HOLD HARMLESS TEMPLATE SOFTWARE FROM ANY LIABILITY OR RESPONSIBILITY TO DISTRIBUTOR OR ANY CUSTOMER OF DISTRIBUTOR FOR A LICENSED PRODUCT(S) THAT IS MODIFIED BY DISTRIBUTOR OR ANY CUSTOMER OF DISTRIBUTOR IN ANY WAY.

D. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

E. Limitation of Remedies - In the event of a breach of the express warranties under this Agreement, DISTRIBUTOR's exclusive remedy shall be prompt repair or replacement by TEMPLATE SOFTWARE of defective Licensed Product(s) or, at TEMPLATE SOFTWARE's option, a refund of all amounts paid by DISTRIBUTOR to TEMPLATE SOFTWARE for defective Licensed Product(s) upon return of all copies of them to TEMPLATE SOFTWARE.

F. Exclusion of Consequential Damages - IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, OR ANY CAUSE OF ACTION ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR STRICT LIABILITY, EXCEPT IN ANY ACTION BASED ON THE UNAUTHORIZED DISCLOSURE, OR USE OF CONFIDENTIAL INFORMATION OR TRADE SECRETS OF TEMPLATE SOFTWARE; OR ANY ACTION BASED ON TEMPLATE SOFTWARE'S COPYRIGHTS, PATENTS, TRADEMARKS, TRADE SECRETS, TRADE NAMES, OR OTHER PROPRIETARY RIGHTS. IN NO EVENT SHALL TEMPLATE SOFTWARE BE LIABLE TO ANY END-USER, INSOFAR AS THE SUBLICENSE AGREEMENT EFFECTIVELY SO PROVIDE, FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, COSTS OF DELAY, ANY FAILURE OF DELIVERY, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION, OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE.

G. DISTRIBUTOR warrants, covenants and agrees that, in the performance of this Agreement and in connection with the sales of Licensed Product(s), it has not and will not in the future, directly or indirectly offer, pay, promise to pay, or authorize the payment of any money or offer, promise to give or authorize the giving of anything of value to:

                 1. any government official, any political party or official thereof, or any candidate for political office; or





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                 2.       any other person while knowing or having reason to
                          know that all or a portion of such money or thing of value will be offered, given or promised directly or indirectly, to any such official, to any such political party of official thereof, or to any candidate for political office:

                 for the purpose of

                 1. influencing any action or decision of such official, party or official thereof, or candidate in his or its official capacity, including a decision to fail to perform his or its official functions;

                 2. inducing such official, party or official thereof, or candidate to use his or its influence with any government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality;

                 in order to assist DISTRIBUTOR in obtaining or retaining business for or with or directing business to any person.

                      ARTICLE VIII - INTELLECTUAL PROPERTY

A. Ownership - All Licensed Product(s) and Updates shall be the sole property of TEMPLATE SOFTWARE, including (without limitation) ownership rights to patents, copyrights, trademarks, trade secrets and all other property interests incidental thereto. All Licensed Product(s), in whole or in part, shall be marked with such copyright, patent, or other notices, proprietary legends, or restrictions as TEMPLATE SOFTWARE may require. DISTRIBUTOR does not have the right to transfer, and shall not attempt to transfer, TEMPLATE SOFTWARE ownership to the Licensed Product(s).

B.       Trademark -

                 1. This Agreement does not grant DISTRIBUTOR any right, title, interest, or license in or to any trademark or servicemark of TEMPLATE SOFTWARE, except as may be approved in writing by TEMPLATE SOFTWARE.

                 2. DISTRIBUTOR shall have the right to register the names "Template Software Benelux" and "SNAP" in the Territory provided upon termination or expiration of this Agreement the trademark rights be immediately assigned to TEMPLATE SOFTWARE.

C. Noncompetition - DISTRIBUTOR shall act as a direct distributor for any product that is competitive with, or that performs the same or comparable functions as the Licensed Product(s).


                            ARTICLE IX - INDEMNITIES

A. By TEMPLATE SOFTWARE - TEMPLATE SOFTWARE hereby indemnifies and holds harmless DISTRIBUTOR from and against any claims, actions, or demands alleging that the Licensed Product(s) infringe upon any U.S. patent, trademark, copyright, or other intellectual property right of any third party under United States law or any state law thereof. DISTRIBUTOR shall permit TEMPLATE SOFTWARE to replace or modify any affected License Product(s)s so as to avoid infringement, or to procure the right for DISTRIBUTOR to continue to use and remarket such items. If neither alternative is reasonably possible, the infringing items shall be returned to TEMPLATE SOFTWARE and TEMPLATE SOFTWARE's sole liability to DISTRIBUTOR shall be to refund amounts paid for them by DISTRIBUTOR. TEMPLATE SOFTWARE shall have no obligation and DISTRIBUTOR shall indemnify and hold harmless TEMPLATE SOFTWARE under this Agreement with respect to claims, actions, or demands alleging infringement which arise by reason of the combination of non-infringing items with any items not supplied by TEMPLATE SOFTWARE.

B. By DISTRIBUTOR - DISTRIBUTOR hereby indemnifies and holds harmless TEMPLATE SOFTWARE from and against any claims, actions, or demands arising with respect to this Agreement, including but not limited to actions that arise due to DISTRIBUTOR's misrepresentation of the Licensed Product(s) or





Distributor Agreement                                                        10
         its relationship with TEMPLATE SOFTWARE, with the sole exception of those matters for which TEMPLATE SOFTWARE bears responsibility under
         Article IX, Section A.

C. Conditions - the foregoing indemnities are conditioned on prompt written notice of any claim, action, or demand for which indemnity is sought, complete control of the defense and settlement thereof by the indemnifying party, and cooperation of the other party in such defense or settlement.


                        ARTICLE X - CONFIDENTIALITY

A. Safeguarding Confidential Information - DISTRIBUTOR shall ensure that unauthorized parties do not have access to Confidential Information. DISTRIBUTOR shall prevent Confidential Information from being copied or stolen. DISTRIBUTOR shall ensure that the obligation of confidentiality is adhered to fully by any customer of DISTRIBUTOR. DISTRIBUTOR shall limit access to Confidential Information to those employees of DISTRIBUTOR having a specific need to know. DISTRIBUTOR shall obtain written agreements from such employees and customers of DISTRIBUTOR to maintain the confidentiality of the Confidential Information. DISTRIBUTOR shall notify TEMPLATE SOFTWARE immediately of any violation of a Licensed Product license or of any disclosure of Confidential Information, and shall cooperate fully with TEMPLATE SOFTWARE to cure the violation or disclosure. This Article X shall survive termination or expiration of this Agreement.

B. Remedies - DISTRIBUTOR agrees that in the event of a breach or threatened breach by DISTRIBUTOR, including its agents, directors, or employees or any customer of DISTRIBUTOR, of this Article, TEMPLATE SOFTWARE may have no adequate remedy in damages and shall be entitled to an injunction against such breach, in addition to any other legal or equitable remedies available to it. Any breach of this Article by DISTRIBUTOR's agents, directors, or employees or any customer of DISTRIBUTOR shall be the joint and several responsibility of DISTRIBUTOR.

C. Unfair Competition - DISTRIBUTOR specifically and without reservation agrees that its failure to observe its confidentiality, intellectual property and indemnification obligations under this Agreement shall constitute unfair competition and shall entitle TEMPLATE SOFTWARE to immediate relief for breach as set forth herein.


                       ARTICLE XI - TERM AND TERMINATION

A. Term - This Agreement shall become effective on the date DISTRIBUTOR and TEMPLATE SOFTWARE has executed it (whichever is later) and shall remain in effect until December 31, 1995 ("Base Term") unless extended or terminated as provided otherwise hereunder. Prior to the expiration of the Base Term or the Extended Term, TEMPLATE SOFTWARE shall have the right (but not the obligation) to renew this Agreement for additional one (1) year periods or, if agreed, for a different period. Any such renewal period shall be ("Extended Term").

B. Default - This Agreement may be terminated by TEMPLATE SOFTWARE for default, if DISTRIBUTOR fails to perform any of its material obligations under this Agreement including, but not limited to, failure to achieve eighty-five percent (85%) of the Annual Minimum Royalties for any given calendar year, nonpayment of any moneys due hereunder, or misinterpretation of the Licensed Product(s) or TEMPLATE SOFTWARE to the customer, by submitting notice in writing to DISTRIBUTOR of such material failure, provided the material failure is not corrected by DISTRIBUTOR within thirty (30) days from such notice. TEMPLATE SOFTWARE may terminate this Agreement immediately, by written notice to DISTRIBUTOR, for any subsequent failure of DISTRIBUTOR to perform any of its material obligations under this Agreement.
         TEMPLATE SOFTWARE may terminate this Agreement immediately, by written notice to DISTRIBUTOR, if DISTRIBUTOR has achieved eighty-five percent (85%) of the Annual Minimum Royalties for any given calendar year and has failed to achieve one-hundred percent (100%) of such Annual Minimum Royalties within six (6) months of the subsequent year. TEMPLATE SOFTWARE may terminate this Agreement immediately, by written notice to DISTRIBUTOR, if DISTRIBUTOR modifies, reverse engineers or reverse compiles the Licensed Product(s).





Distributor Agreement                                                         11

C. Bankruptcy, Reorganization or Liquidation - This Agreement may be terminated by either party, if the other party becomes subject to any voluntary or involuntary reorganization or liquidation proceedings and as a consequence of such proceedings this Agreement is repudiated.

D. Convenience - Either party-may terminate this Agreement for convenience upon at least one-hundred eighty (180) days prior written notice to the other party.

E.       Rights Upon Termination or Expiration of Term

                 1. Upon expiration of this Agreement or termination of this Agreement by TEMPLATE SOFTWARE, DISTRIBUTOR shall cease to use market, promote and sublicense the Licensed Product(s).

                 2. Upon termination of this Agreement by DISTRIBUTOR under Section C of this Article, DISTRIBUTOR rights shall be defined in accordance with Section F - Escrow.

                 3. Upon any termination or expiration of this Agreement, except for termination by DISTRIBUTOR under Section C of this Article, TEMPLATE SOFTWARE shall assume full responsibility for the licensing or sublicensing of the Licensed Products and the provision of technical and other support services to End-Users and shall be entitled to all fees for the use of the Licensed Products and the furnishing of such services. In furtherance thereof, DISTRIBUTOR shall be deemed to have assigned to TEMPLATE SOFTWARE, or such other person or entity as TEMPLATE SOFTWARE directs, all of its rights and obligations under any and all license agreements that DISTRIBUTOR has entered into with End-Users, and DISTRIBUTOR shall deliver to TEMPLATE SOFTWARE, or to such other person, a duly executed written assignment of such rights, together with such other documents as may be necessary or advisable in the reasonable opinion of TEMPLATE SOFTWARE to effectuate such assignment.

                 4. No termination or expiration of this Agreement shall affect the obligation of DISTRIBUTOR to make fee payments which have become due to TEMPLATE SOFTWARE prior to the effective date of such termination or expiration.

F. Escrow - TEMPLATE SOFTWARE has and shall continue to deposit all current versions of the Licensed Product(s) in escrow for the purpose of maintaining a secure backup copy of the Source Code for the protection of TEMPLATE SOFTWARE and Licensed Product(s) licenses. Upon written request from DISTRIBUTOR, TEMPLATE SOFTWARE or its authorized escrow agent shall release to DISTRIBUTOR one copy of the most current version of the Source Code (and TEMPLATE SOFTWARE will provide DISTRIBUTOR any informal documentation) for the Licensed Product(s) upon the occurrence of one of the following events:

                 1. The cessation for a period of more than thirty (30) days of all active business operations by TEMPLATE SOFTWARE, except as provided below.

                 2. The filing of any bona-fide petition under the provisions of the Federal Bankruptcy Act, or similar federal or state statute, by or against TEMPLATE SOFTWARE, except as provided below.

                 3. The application for appointment of a receiver for or the making of a general assignment for the benefit of creditors by TEMPLATE SOFTWARE, except as provided below.

                 4. The transfer, disposition or condemnation of all or substantially all of the assets of TEMPLATE SOFTWARE, by whatever means accomplished, to a party not intending to continue TEMPLATE SOFTWARE's computer software operations.

         Notwithstanding the occurrence of any of the events specified in 1., 2., or 3. of this Section, TEMPLATE SOFTWARE or its escrow agent shall not be required to deliver the requested Licensed Product(s) Source Code to DISTRIBUTOR if TEMPLATE SOFTWARE or any other party has made arrangements for the continued maintenance and support of the Licensed Product(s).





Distributor Agreement                                                         12

         DISTRIBUTOR may use Source Code received pursuant to this Section only as necessary to modify, maintain and update the Licensed Product(s). Receipt by DISTRIBUTOR of Licensed Product(s) Source Code pursuant this Section does not affect the proprietary rights of TEMPLATE SOFTWARE in the Licensed Product(s) or Documentation and does not alter DISTRIBUTOR's obligation under this Agreement to protect Confidential Information.

G. Waiver of Default - An Event of Default shall only be waived in writing. Such writing must describe the Event of Default being waived, state that the Event of Default is being waived and bear the signature of the party waiving the Event of Default.

H. Waiver - This Agreement shall be only terminated or renewed as expressly provided hereunder. DISTRIBUTOR hereby waives any and all rights under the laws of the countries in the Territory or otherwise to automatic renewal of this Agreement, extended termination notice or the payment of damages, claims or costs for termination of this Agreement by TEMPLATE SOFTWARE. DISTRIBUTOR shall indemnify, release and hold harmless TEMPLATE SOFTWARE from any and all costs, claims and liabilities resulting from or arising out of termination of this Agreement by TEMPLATE SOFTWARE except as expressly provided hereunder.

I. Consequential Damages - TEMPLATE SOFTWARE shall not be liable to DISTRIBUTOR for any consequential, exemplary, incidental or punitive damages, regardless of whether TEMPLATE SOFTWARE has been advised of the possibility of such damages in advance or whether such damages are reasonably foreseeable.


                     ARTICLE XII - INDEPENDENT RELATIONSHIP

DISTRIBUTOR shall perform under this Agreement only as an independent contractor. DISTRIBUTOR shall have the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed its obligation under this Agreement. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between TEMPLATE SOFTWARE and DISTRIBUTOR. DISTRIBUTOR shall not act or attempt to act or represent itself, directly or by implication, as an agent of TEMPLATE SOFTWARE or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of TEMPLATE SOFTWARE. DISTRIBUTOR shall be solely responsible for all taxes, duties, tariffs and insurance of its activities under this Agreement, including import duties, VAT taxes, franchise taxes, employment-related taxes, federal, state, and local income taxes, and liability, health, and disability insurance. DISTRIBUTOR hereby waives and agrees to indemnify and hold harmless TEMPLATE SOFTWARE against any claims and costs resulting from a breach of this Article XII.


                             ARTICLE XIII - NOTICES

All notices or other communications required or contemplated herein shall be deemed received (i) upon personal delivery in writing, (ii) upon confirmed receipt of a wire communication (telex, twx, datafax, etc.), (iii) one day after delivery by express courier, or (iv) three days after mailing by U.S. mail, return receipt requested, to the other party's Contract Administrator at the address below. Either party may change its address for notification purposes by written notice to the other party.


A. For TEMPLATE SOFTWARE

         1.      Contract Administrator:
                 Director of Finance & Contracts, 13100 Worldgate Drive, Herndon, Virginia 22070.

         2.      Technical Liaison:
                 Director of Customer Support, 13100 Worldgate Drive, Herndon, Virginia 22070.





Distributor Agreement                                                         13

B.       For DISTRIBUTOR

                 1.       Contract Administration:

                 -----------------------------------------------------------

                 2.       Technical Liaison:

                 -----------------------------------------------------------


C. The Technical Liaison may clarify, explain, provide further details, handle necessary technical matters, implement technical aspects, and develop administrative procedures, but shall have no authority to change any of the terms of this Agreement.


                          ARTICLE XIV - MISCELLANEOUS

A. Force Majeure - Neither party is liable for delay or failure in performance resulting from acts beyond the reasonable control of such party, including, but not limited to, any acts or omissions of any government or governmental authority, natural disaster, act of a public enemy, riot, sabotage, disputes or differences with workmen, acts of terrorism, power failure, delays in transportation, acts of God, or any events reasonable beyond the control of the parties.

B. Disputes - Any disputes arising under this Agreement relating to payment shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. In the event of litigation or arbitration under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees.

C. Assignment - Any assignments hereunder by DISTRIBUTOR without the written consent of TEMPLATE SOFTWARE shall be void.

D. Severability - In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL OTHER LIMITATIONS OF LIABILITY AND EXCLUSION OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT.

E. Survival - The parties' rights and remedies relating to payment, indemnification, liability and confidential and proprietary information shall survive termination or expiration of the term of this Agreement.

F. Choice of Law - This Agreement shall be governed by law of the Commonwealth of Virginia, USA except for its rules on conflicts of laws. Venue shall be in the Commonwealth of Virginia, United States of America.

G. Compliance With Law - DISTRIBUTOR shall comply with all applicable country, federal, state, and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Licensed Product(s).

H. No Third Party Beneficiaries - The parties do not intend this Agreement to create any enforceable rights by any third party.

I. Waiver - The waiver by either party of any provision or breach of this Agreement shall not waive any other term or succeeding breach. Any such waiver must be in writing.





Distributor Agreement                                                         14

J. DISTRIBUTOR may transfer all rights hereunder in this Agreement to Template Software Benelux b.v., which is in the process of incorporation, represented by its founder RCC Informatieservices b.v., provided after incorporating, such incorporation is approved by TEMPLATE SOFTWARE.

K. Entire Agreement - This Agreement, including its Addenda, is the complete, final, and exclusive understanding between the parties relating to its subject matter. This Agreement may not be modified or supplemented except in a writing signed by both parties.



Template Software, Inc.

SIGNATURE:       /s/ E. L. PEARCE
          ----------------------------------

NAME AND TITLE:  E. L. Pearce, Chief Executive Officer
               -----------------------------

DATE:            August 12, 1993
     ---------------------------------------

DISTRIBUTOR


SIGNATURE:  [SIG]
          ----------------------------------

NAME AND TITLE:
               -----------------------------

DATE:
     ---------------------------------------





Distributor Agreement                                                         15

                              [RCC LETTERHEAD]

Template Software, Inc.
Attn. E.L. Pearce
13100 Worldgate Drive
Suite 340
Herndon
Virginia 22070-4382
USA


Ons kenmerk         Inlichtingen bij      Bijlagen                Datum
 U/95002112          E.H. van Valen                                10 maart 1995

Uw brief            Telefoon              Onderwerp
                     3100                  Distributor Agreement


Dear Lin,

Template Software Benelux b.v. has been incorporated and acts as the distributor for the Benelux countries for more than one year now.
RCC wishes to transfer all rights of the Distributor Agreement, signed August, 1993, to Template Benelux b.v. according to ARTICLE XIV, Section J during the period Template Software Benelux b.v. executes these activities.

Upon receival of the signed copy, we expect all communications with regards to the Distributor Agreement or other business or technical issues to be handled via Template Software Benelux b.v.

Furthermore we like to renew the Distributor Agreement according to ARTICLE XI, Section A for at least one year, so it remains in effect until December 31, 1996.
Whenever Template Software Benelux b.v. terminates these activities all rights of the Distributor Agreement return automatically to RCC informatieservices b.v.

We would be pleased if you would sign the three copies of this letter and return two of them to us.

Kind regards,

                                                         for approval,



/s/ E.H. VAN VALEN             /s/ A. VELSTRA            /s/ E.L. PEARCE
------------------             --------------            ---------------
E.H. van Valen                 A. Velstra                E.L. Pearce
director Marketing             director                  Template Software Inc.
& Sales                        Template Software
RCC informatie-                Benelux b.v.
services b.v.

[TEMPLATE SOFTWARE LETTERHEAD]



May 31, 1996

Mr. A. Velstra
Contemplate BV I.O.
per address Template Software Benelux B.V.
Fultonbann 16
3439 NE Nieurwegein
The Netherlands

Dear Mr. Velstra,

Based on the transfer of ownership of all of the Template Software Benelux B.V. shares from RCC Information Services B.V. to Contemplate B.V.I.O., a start up company owned by A. Velstra, now Director of Template Software Benelux B.V., we confirm the following:

Template Software, Inc. hereby approves and authorizes the transfer of the existing Distributor Agreement from RCC Information Services B.V. to Contemplate B.V.I.O.

Template Software, Inc. and Contemplate B.V.I.O. hereby agree to enter into a new Distributor Agreement for a three (3) year period ending December 31, 1999 on or before December 31, 1996 with (i) substantially similar terms to the current Distributor Agreement, (ii) Annual Minimum Royalties, exclusive of maintenance royalties, according to Addendum L equal to $175,000 - 1997, $225,000 - 1998 and $275,000 - 1999, (iii) an option for Template Software Inc. to purchase all or part of the shares in Template Software Benelux B.V. at a fair and reasonable price if Template Software, Inc. decides to go public, or if the parties agree that it is of mutual benefit, and (iv) the elimination of language agreed to in the RCC letter dated March 10 1996: "whenever Template Software Benelux B.V. terminates these activities all rights of the Distributor Agreement return automatically to RCC Information Services B.V.".

Please sign below and return a copy to me for our files.


Regards,                                  Agreed:


/s/ E. I. FEARCO                          /s/ A. VELSTRA
----------------                          --------------
E. I. Fearco                              A. Velstra
Chief Executive Officer                   Managing Director
Template Software, Inc.                   Template Software Benelux B.V.